Exhibit 4.1

Execution Copy

AMENDMENT NO. 2 TO PEDIATRIX MEDICAL GROUP, INC.

PREFERRED SHARE PURCHASE RIGHTS PLAN

Amendment No. 2, dated as of December 29, 2008, to the Rights Agreement, dated as of March 31, 1999, as amended to the date hereof (the “Original Rights Agreement”), between Pediatrix Medical Group, Inc., a Florida corporation (the “Company”), and Computershare Trust Company, N.A. (successor Rights Agent to BankBoston, N.A.), as rights agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, Section 26 of the Original Rights Agreement provides that at any time prior to person becoming an Acquiring Person (as such term is defined in the Original Rights Agreement) the Original Rights Agreement may be amended to effect any change which the Company may deem necessary or desirable provided that such amendment is approved by a Majority Director Vote (as such term is defined in the Original Rights Agreement); and

WHEREAS, at least a majority in number of the total number of directors currently constituting the Company’s Board of Directors has voted to approve the execution, delivery and performance of this Amendment by the Company, which vote constitutes a Majority Director Vote; and

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of December 29, 2008, among the Company, Mednax, Inc. (“Holdings”) and PMG Merger Sub, Inc., the Company will reorganize its operations into a holding company structure (the “Reorganization”), which will result in the Company becoming a direct, wholly owned subsidiary of Holdings;

WHEREAS, in connection with the Reorganization, the Company will transfer the Original Rights Agreement to Holdings by means of (i) this Amendment and (ii) the adoption of a substantially similar rights agreement by Holdings; and

WHEREAS, the Company and the Rights Agent desire to amend the Original Rights Agreement as provided in this Amendment, and upon execution of this Amendment by each of the parties hereto, the Original Rights Agreement will be so amended;

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Amendment to Definition of “Acquiring Person.” Section 1 of the Original Rights Agreement is hereby amended by adding at the end of the definition of “Acquiring Person” the following:

Notwithstanding the foregoing, Mednax, Inc., a Florida corporation, shall not be an Acquiring Person.

Section 2. Amendment to Definition of “Final Expiration Date.” Section 7(a) of the Original Rights Agreement is hereby amended to read in its entirety as follows:

“(a) Subject to Sections 7(e), 11 and 13 and other provisions hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c) and Section 23(a) hereof), in whole or in part, at any time after the Distribution Date, upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for each one one-thousandth of a Preferred Share (or other securities) as to which the Rights evidenced by such Rights Certificate are exercised, at or prior to the earliest of (i) the earlier of (x) the Effective Time (as defined in the Agreement and Plan of Merger dated as of December 29, 2008, among the Company, Mednax, Inc., a Florida corporation and PMG Merger Sub, Inc., a Florida corporation, and (y) the close of business on March 31, 2009 (the earlier of (x) and (y) being referred to as the “Final Expiration Date”), the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), and (iii) the time at which the Rights are exchanged as provided in Section 11(r) hereof (the earliest of (i), (ii) and (iii) being sometimes herein referred to as the “Expiration Date”).”

Section 3. Miscellaneous. The Company shall notify the Rights Agent in the event that the Final Expiration Date is caused by the occurrence of the Effective Time. Except as expressly amended by this Amendment, the Original Rights Agreement shall remain in full force and effect in accordance with its terms. Sections 27, 28, 30, 31, 32, 33 and 34 of the Original Rights Agreement shall apply to this Amendment mutatis mutandis. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

PEDIATRIX MEDICAL GROUP, INC.

By:	/s/ Karl B. Wagner
	Name:	Karl B. Wagner
	Title:	Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Katherine S. Anderson
	Name:	Katherine S. Anderson
	Title:	Managing Director